SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2003

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                   0-19278                    13-3357370
(State or other jurisdiction      (Commission           (IRS Identification No.)
of incorporation)                 file Number)

                51 James Way, Eatontown, New Jersey       07724
             (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code (732) 542-2800

(Former name or former address, if changed since last report)

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Item 5. Other Events

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a) An annual meeting of the stockholders of Osteotech, Inc. was held on June 12, 2003.

(b) The matters voted upon at the annual meeting and the results of the voting are set forth below:

      i) With respect to the election of Directors of Osteotech, the persons named below were elected at the annual meeting to serve a term of one year or until the next annual meeting of stockholders. They constitute the entire board of directors of Osteotech. Each received the following number of votes:

               Director                         For                 Withheld
            --------------------------------------------------------------------
               Richard W. Bauer                 13,534,704          2,657,803
               Kenneth P. Fallon, III           14,721,297          1,471,210
               Michael J. Jeffries              13,534,801          2,657,706
               Donald D. Johnston               14,706,267          1,486,240
               John Phillip Kostuik, M.D.       14,833,414          1,359,093
               Stephen J. Sogin, Ph.D.          14,710,684          1,481,823

      ii) With respect to a proposal to increase the number of authorized shares of Common Stock which may be issued under Osteotech's 2000 Stock Plan by 1,250,000 shares to 2,250,000 shares, the stockholders voted 7,277,707 shares in favor, 4,892,292 shares against and 266,701 shares abstained. Broker non-votes were not applicable. This proposal received the vote required by Delaware General Corporation Law and Osteotech's by-laws for approval (i.e. the affirmative vote of a majority of the shares of common stock voted on the proposal).

      iii) With respect to a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Osteotech's independent auditors for the fiscal year ending December 31, 2003, the stockholders voted 16,010,121 shares in favor, 123,885 shares against and 58,051 shares abstained. Broker non-votes were not applicable. This proposal received the vote required by Delaware General Corporation Law and Osteotech's by-laws for approval (i.e. the affirmative vote of a majority of the shares of common stock voted on the proposal).

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2003

                                                OSTEOTECH, INC.
                                                 (Registrant)


                                     By    /s/ MICHAEL J. JEFFRIES
                                           ---------------------------------
                                           Michael J. Jeffries
                                           Executive Vice President,
                                           Chief Financial Officer
                                           (Principal Financial Officer
                                           and Principal Accounting Officer)